Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. COMPLETES
OIL AND GAS PROPERTY DIVESTITURES

FRISCO, TEXAS, May 1, 2012 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced that it had completed the previously announced divestiture of certain oil and gas properties located in Tyler and Polk counties in South Texas and Lincoln Parish in North Louisiana.

The net proceeds realized from these divestitures after purchase price adjustments and selling costs are approximately $123.0 million and are being used to pay down outstanding borrowings under the Company's bank credit facility and for general corporate purposes.

"Successful completion of these asset sales is part of our 2012 strategy to grow our oil production and reserves through exploration and development of unconventional shale formations, while maximizing the value of our conventional oil and gas properties and protecting our balance sheet in this period of very weak natural gas prices," commented M. Jay Allison, Comstock's Chief Executive Officer.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.